UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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RPC, INC.
(Name of Registrant as Specified In Its Charter)

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RPC, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
2170 Piedmont Road, NE, Atlanta, Georgia 30324

TO THE HOLDERS OF THE COMMON STOCK:

PLEASE TAKE NOTICE that the 2006 Annual Meeting of Stockholders of RPC, Inc., a Delaware corporation (“RPC” or the “Company”), will be held at the Company's offices located at 2170 Piedmont Road, NE, Atlanta, Georgia, on Tuesday, April 25, 2006, at 12:15 P.M., or any adjournment thereof, for the following purposes:

1.	To elect three Class II directors to the Board of Directors;

2.	To amend the Certificate of Incorporation of the Company to increase the number of authorized shares of capital stock to 160,000,000 shares;

3.	To approve the performance-based incentive cash compensation plan for the executive officers; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Proxy Statement dated April 4, 2006 is attached.

The Board of Directors has fixed the close of business on March 17, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

Stockholders who do not expect to be present at the meeting are urged to complete, date, sign and return the enclosed proxy. No postage is required if the enclosed envelope is mailed in the United States.

BY ORDER OF THE BOARD OF DIRECTORS

Linda H. Graham, Secretary

Atlanta, Georgia
April 4, 2006

PROXY STATEMENT

This Proxy Statement and a form of proxy were first mailed to stockholders on or about April 4, 2006. The following information concerning the enclosed proxy and the matters to be acted upon at the Annual Meeting of the Stockholders to be held on April 25, 2006, is submitted by the Company to the stockholders in connection with the solicitation of proxies on behalf of the Company’s Board of Directors.

SOLICITATION OF AND POWER TO REVOKE PROXY

A form of proxy is enclosed. Each proxy submitted will be voted as directed, but if not otherwise specified, proxies solicited by the Board of Directors of the Company will be voted in favor of the candidates for election to the Board of Directors, in favor of the proposal to amend the Certificate of Incorporation to increase the number of authorized shares of capital stock to 160,000,000 and in favor of the proposal to approve the performance-based incentive compensation plan for the Company’s executive officers.

A stockholder executing and delivering a proxy has power to revoke the same and the authority thereby given at any time prior to the exercise of such authority, if he so elects, by contacting either proxy holder or by attending the meeting and voting in person. However, a beneficial stockholder who holds his shares in street name must secure a proxy from his broker before he can attend the meeting and vote.

CAPITAL STOCK

The outstanding capital stock of the Company on March 17, 2006 consisted of 64,781,345 shares of Common Stock, par value $0.10 per share. Holders of Common Stock are entitled to one vote (non-cumulative) for each share of such stock registered in their respective names at the close of business on March 17, 2006, the record date for determining stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Abstentions will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. In accordance with the General Corporation Law of the state of Delaware, the election of the nominees named herein as Directors will require the affirmative vote of a plurality of the votes cast by the shares of Company Common Stock entitled to vote in the election provided that a quorum is present at the Annual Meeting. In the case of a plurality vote requirement (as in the election of directors), where no particular percentage vote is required, the outcome is solely a matter of comparing the number of votes cast for each nominee, with those nominees receiving the most votes being elected, and hence only votes for director nominees (and not abstentions) are relevant to the outcome. In this case, the three nominees receiving the most votes will be elected. The affirmative vote of holders of a majority of the outstanding shares of Common Stock of the Company is required for approval to amend the Certificate of Incorporation to increase the number of authorized shares of capital stock to 160,000,000. With respect to the proposal to approve the amendment to the Company’s Certificate of Incorporation, abstentions and broker non-votes will have the effect of a vote against the proposal. With respect to the proposal to approve the performance-based incentive cash compensation plan, the majority of a quorum of the Company’s outstanding shares of Common Stock present and entitled to vote at the meeting is required by Delaware law for stockholder approval. Abstentions will have the effect of a vote against this proposal and broker non-votes will be disregarded and have no effect on the outcome of this proposal. There are no rights of appraisal or similar dissenter's rights with respect to any matter to be acted upon pursuant to this Proxy Statement. It is expected that shares held of record by officers and directors of the Company, which in the aggregate represent approximately 66.7 percent of the outstanding shares of Common Stock, will be voted for the nominees for directors, in favor of the proposal to increase the number of authorized shares to 160,000,000, and in favor of the proposal to approve the performance-based incentive compensation plan for the Company’s executive officers.

The executives named in the Summary Compensation Table, and the name and address of each stockholder (or “group” as that term is used in Section 13(d)(3) of the Exchange Act) who owned beneficially five percent (5%) or more of the shares of Common Stock of the Company on March 17, 2006, together with the number of shares owned by each such person and the percentage of outstanding shares that ownership represents, and information as to Common Stock ownership of the directors and executive officers of the Company as a group (according to information received by the Company), are set out below:

Name and Address of Beneficial Owner	Amount Beneficially Owned (1)	Percent of Outstanding Shares

R. Randall Rollins Chairman of the Board 2170 Piedmont Road, NE Atlanta, Georgia	39,779,983 (2)	60.8

Gary W. Rollins President and Chief Executive Officer, Rollins, Inc. 2170 Piedmont Road, NE Atlanta, Georgia	40,297,125 (3)	61.6

Richard A. Hubbell President and Chief Executive Officer 2170 Piedmont Road, NE Atlanta, Georgia	969,522 (4)	1.5

Linda H. Graham Vice President and Secretary 2170 Piedmont Road, NE Atlanta, Georgia	231,309(5)	**

Ben M. Palmer Vice President, Chief Financial Officer and Treasurer 2170 Piedmont Road, NE Atlanta, Georgia	237,043 (6)	**

All Directors and Executive Officers as a group (10 persons)	82,541,607 (7)	67.1
__________________________________
** Less than one percent

(1)	Except as otherwise noted, the nature of the beneficial ownership for all shares is sole voting and investment power.

(2)
Includes 4,860 shares of the Company Common Stock held as Trustee, Guardian, or Custodian for his children. Also includes 182,160 shares of Company Common Stock in two trusts of which he is Co-Trustee and as to which he shares voting and investment power. Also includes 38,358,657 shares of the Company Common Stock held by RFPS Management Company II, L.P. of which RFA Management Company, LLC ("General Partner"), a Georgia limited liability company, is the general partner. The voting interests of the General Partner are held by two revocable trusts, one of which each of Mr. Gary W. Rollins or Mr. R.Randall Rollins is the grantor and sole trustee. LOR, Inc. is the manager of the General Partner. Mr. R. Randall Rollins and Mr. Gary W. Rollins have voting control of LOR, Inc. Included herein are options to purchase 180,000 shares of Company Common Stock which are currently exercisable or will become exercisable within 60 days of March 17, 2006, and 65,000 shares of restricted stock awards for Company Common Stock. This excludes options to purchase 45,000 shares of Company Common Stock that are not currently exercisable and will not become exercisable within 60 days of March 17, 2006. This also includes 66,587 shares of Company Common Stock held by his wife, as to which Mr. Rollins disclaims any beneficial interest. Mr. Rollins is part of a control group holding Company securities that includes Mr. Gary W. Rollins, as disclosed on a Schedule 13D on file with the U.S. Securities and Exchange Commission.

(3)
Includes 182,160 shares of the Company Common Stock in two trusts of which he is Co-Trustee and as to which he shares voting and investment power. Also includes 101,916 shares of Company Common Stock held as Trustee, Guardian or Custodian for his children. Also includes 38,358,657 shares of Company Common Stock held by RFPS Management Company II, L.P. of which RFA Management Company, LLC ("General Partner"), a Georgia limited liability company, is the general partner. The voting interests of the General Partner are held by two revocable trusts, one of which each of Gary or Randall Rollins is the grantor and sole trustee. LOR, Inc. is the manager of the General Partner. Mr. R. Randall Rollins and Mr. Gary W. Rollins have voting control of LOR, Inc. This also includes 135,009 shares of the Company Common Stock held by his wife, as to which Mr. Rollins disclaims any beneficial interest. Mr. Rollins is part of a control group holding Company securities that includes Mr. Randall Rollins, as disclosed on a Schedule 13D on file with the U.S. Securities and Exchange Commission.

(4)
Includes 381,210 shares of Company Common Stock subject to options that are currently exercisable or that become exercisable within 60 days of March 17, 2006, and 151,653 shares of restricted stock awards for Company Common Stock.

(5)
Includes 43,474 shares of Company Common Stock subject to options that are currently exercisable or that become exercisable within 60 days of March 17, 2006, and 42,362 shares of restricted stock awards for Company Common Stock.

(6)
Includes 74,028 shares of Company Common Stock subject to options that are currently exercisable or that become exercisable within 60 days of March 17, 2006, and 119,610 shares of restricted stock awards for Company Common Stock.

(7)
Shares held in trusts as to which more than one officer and/or director are Co-Trustees or entities in which there is common ownership have been included only once. Includes an aggregate of 678,713 shares of Company Common Stock that may be purchased by four executive officers upon exercise of options that are currently exercisable or that become exercisable within 60 days of March 17, 2006, and 378,626 shares of restricted stock awards for Company Common Stock earned by them pursuant to the Company's 1994 Employee Stock Incentive Plan and 2004 Stock Incentive Plan.

ELECTION OF DIRECTORS

At the Annual Meeting, Mr. Richard A. Hubbell, Ms. Linda H. Graham, and Mr. Bill J. Dismuke will be nominated to serve as Class II directors. The directors in each class serve for a term of three years. The director nominees will serve in their respective class until their successors are elected and qualified. Six other individuals serve as directors but are not standing for re-election because their terms as directors extend past this Annual Meeting pursuant to provisions of the Company's By-laws that provide for the election of directors for staggered terms, with each director serving a term of three years. Unless authority is withheld, the proxy holders will vote for the election of each nominee named below. Although management does not contemplate the possibility, in the event any nominee is not a candidate or is unable to serve as a director at the time of the election, unless authority is withheld, the proxies will be voted for any nominee who shall be designated by the present Board of Directors and recommended by the Nominating and Governance Committee, to fill such vacancy.

The name and age of the director nominees, their principal occupations, together with the number of shares of Common Stock beneficially owned, directly or indirectly, by each and the percentage of outstanding shares that ownership represents, all as of the close of business on March 17, 2006 (according to information received by the Company) are set out below. Similar information is also provided for those directors whose terms expire in future years.

Names of Directors	Principal Occupation (1)	Service as Director	Age	Shares of Common Stock (2)	Percent of Outstanding Shares

Names of Director Nominees

Class II (Current Term Expires 2006, New Term Will Expire 2009)

Richard A. Hubbell	President and Chief Executive Officer of the Company since April 2003; President and Chief Operating Officer of the Company prior to April 2003; President and Chief Executive Officer of Marine Products Corporation (boat manufacturing) since February 2001.	1987 to date	61	969,522 (3)	1.5

Linda H. Graham	Vice President and Secretary of the Company since 1987; Vice President and Secretary of Marine Products Corporation (boat manufacturing) since February 2001.	2001 to date	69	231,309 (4)	**

Bill J. Dismuke	Retired President of Edwards Baking Company.	January 25, 2005 to date	69	2,250	**

Names of Directors Whose Terms Have Not Expired

Class III (Term Expires 2007)

Wilton Looney	Honorary Chairman of the Board, Genuine Parts Company (automotive parts distributor).	1984 to date	86	2,700	**

Gary W. Rollins (5)	President and Chief Executive Officer of Rollins, Inc. (consumer services) since 2001; President and Chief Operating Officer of Rollins, Inc. prior to 2001.	1984 to date	61	40,297,125 (6)	61.6

James A. Lane, Jr.	Executive Vice President of Marine Products Corporation (boat manufacturing) since February 2001; President of Chaparral Boats, Inc. since 1976.	1987 to date	62	259,987	**

Class I (Term Expires 2008)

R. Randall Rollins (5)	Chairman of the Board of the Company since April 2003; Chairman of the Board and Chief Executive Officer of the Company prior to April 2003; Chairman of the Board of Marine Products Corporation (boat manufacturing) since February 2001; Chairman of the Board of Rollins, Inc. (consumer services) since October 1991.	1984 to date	74	39,779,983 (7)	60.8

Henry B. Tippie	Presiding Director of the Company; Chairman of the Board and Chief Executive Officer of Tippie Services, Inc. (management services); Chairman of the Board of Dover Downs Gaming and Entertainment, Inc. (operator of multi-purpose gaming and entertainment complex) since January 2003; Chairman of the Board of Dover Motorsports, Inc. (operator of motorsports tracks) since April 2000 and Vice Chairman prior to April 2000.	1984 to date	79	605,835 (8)	**

James B. Williams	Chairman of the Executive Committee, SunTrust Banks, Inc. (bank holding company) from 1998 to April 2004; Chairman of the Board and Chief Executive Officer of SunTrust Banks, Inc. from 1991 to 1998.	1984 to date	73	90,000	**
_____________________
** less than one percent

(1)
Unless otherwise noted, each of the directors has held the positions of responsibility set out in this column (but not necessarily his or her present title) for more than five years. In addition to the directorships listed in this column, the following individuals also serve on the Boards of Directors of the following companies: James B. Williams: The Coca-Cola Company and Genuine Parts Company; R. Randall Rollins: Dover Downs Gaming and Entertainment, Inc. and Dover Motorsports, Inc.; Gary W. Rollins: Genuine Parts Company and Emory University.  All of the directors shown in the above table are also directors of Marine Products Corporation (“Marine Products” or “MPC”) and with the exception of Messrs. Hubbell and Lane and Ms. Graham are also directors of Rollins, Inc.

(2)	Except as otherwise noted, the nature of the beneficial ownership for all shares is sole voting and investment power.

(3)	See information contained in footnote (4) to the table appearing in Capital Stock section.

(4)	See information contained in footnote (5) to the table appearing in Capital Stock section.

(5)	R. Randall Rollins and Gary W. Rollins are brothers.

(6)	See information contained in footnote (3) to the table appearing in Capital Stock section.

(7)	See information contained in footnote (2) to the table appearing in Capital Stock section.

(8)
Includes 42,660 shares held in trusts of which he is a Trustee or Co-Trustee and as to which he shares voting and investment power. Also includes shares held by a wholly owned corporation that owns 675 shares.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS COMPENSATION, COMMITTEES AND MEETINGS

Board Meetings and Compensation

Under current compensation arrangements, non-employee directors each receive an annual retainer fee of $16,000. In addition, the Chairman of the Audit Committee receives an annual retainer of $12,000 and the Chairman of each of the Compensation Committee, Nominating and Governance Committee and Diversity Committee receives an annual retainer of $4,000. A director that chairs more than one committee receives a retainer with respect to each committee he chairs. All of the retainers are paid on a quarterly basis. Per meeting fees for non-employee directors are as follows:

•	For meetings of the Board of Directors, Compensation Committee, Nominating and Governance Committee and Diversity Committee, $1,000.
•	For meetings of the Audit Committee, $2,000. In addition, the Chairman of the Audit Committee receives an additional $1,000 for preparing to conduct each quarterly Audit Committee meeting.

All non-employee directors are also entitled to reimbursement of expenses for all services as a director, including committee participation or special assignments.

The Board of Directors met four times during the fiscal year ended December 31, 2005. No director attended fewer than 75 percent of the aggregate of all Board meetings and meetings of committees on which he or she served during 2005. Board members are encouraged to attend the Company’s Annual Stockholder Meetings and all Board members were in attendance at last year's meeting.

The Board of Directors has the following standing committees: Audit Committee, Compensation Committee, Executive Committee, Diversity Committee and Nominating and Governance Committee.

Audit Committee

The Audit Committee of the Board of Directors of the Company consists of Henry B. Tippie (Chairman), Wilton Looney, Bill J. Dismuke and James B. Williams. The Audit Committee held five meetings during the fiscal year ended December 31, 2005. The Board of Directors has determined that all of the Audit Committee members are independent as that term is defined by the rules of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”). The Board of Directors has also determined that all of the Audit Committee members are “Audit Committee Financial Experts” as defined in the SEC rules. The Audit Committee meets with the Company’s independent registered public accountants, internal auditor, Chief Executive Officer and Chief Financial Officer to review the scope and results of audits and recommendations made with respect to internal and external accounting controls and specific accounting and financial reporting issues. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors as it deems necessary to carry out its duties. The Audit Committee charter is included herein as Appendix A and is also available on the Company’s website at www.rpc.net under the Governance section. A written copy of the charter can be obtained free of charge by writing to The Secretary, RPC, Inc., 2170 Piedmont Road NE, Atlanta, Georgia 30324.

Compensation Committee

The Compensation Committee of the Board of Directors of the Company consists of Henry B. Tippie (Chairman), Wilton Looney, and James B. Williams. It held one meeting during the fiscal year ended December 31, 2005. The function of the Compensation Committee is to set the base salary and cash based incentive compensation of all of the executive officers. The Compensation Committee also administers the RPC, Inc. Stock Incentive Plans.

Executive Committee

The Executive Committee of the Board of Directors of the Company consists of R. Randall Rollins and Gary W. Rollins. It held no meetings during the fiscal year ended December 31, 2005. However, it took action eight times by unanimous consent. The function of the Executive Committee is to take all permitted actions of the Board in its stead as permitted by the Company’s By-laws and Delaware law. The members of the Executive Committee do not receive any additional compensation for their duties on this committee.

Diversity Committee

The Diversity Committee of the Board of Directors of the Company consists of Henry B. Tippie (Chairman), Wilton Looney, and James B. Williams. It held one meeting during the fiscal year ended December 31, 2005. The function of the Diversity Committee is to monitor compliance with applicable non-discrimination laws.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board of Directors of the Company consists of Henry B. Tippie (Chairman), Wilton Looney, and James B. Williams, each of whom is independent, as discussed more fully under “Director Independence and NYSE Requirements.” The Committee was formed in 2002 pursuant to a resolution passed by the Board of Directors for the following purposes:

•	to recommend to the Board of Directors nominees for director and to consider any nominations properly made by a stockholder;
•	upon request of the Board of Directors, to review and report to the Board with regard to matters of corporate governance; and
•	to make recommendations to the Board of Directors regarding the agenda for Annual Stockholders’ Meetings and with respect to appropriate action to be taken in response to any stockholder proposals.

The Nominating and Governance Committee held one meeting during the fiscal year ended December 31, 2005.

Director Nominations

Under Delaware law, there are no statutory criteria or qualifications for directors. No criteria or qualifications have been prescribed by the Board at this time. The Nominating and Governance Committee does not have a charter or a formal policy with regard to the consideration of director candidates. However, it acts under the guidance of the corporate governance guidelines approved by the Board of Directors and posted on the Company’s website at www.rpc.net under the Governance section. A written copy of the Corporate Governance Guidelines can be obtained free of charge by writing to the Secretary, RPC, Inc., 2170 Piedmont Road NE, Atlanta, Georgia 30324. The Board believes that it should preserve maximum flexibility in order to select directors with sound judgment and other desirable qualities. According to the Company’s corporate governance guidelines, the Board of Directors will be responsible for selecting nominees for election to the Board of Directors. The Board delegates the screening process to the Nominating and Governance Committee. This Committee is responsible for determining the appropriate skills and characteristics required of Board members in the context of the then current make-up of the Board. This determination takes into account all factors which the Committee considers appropriate, such as independence, experience, strength of character, mature judgment, technical skills, diversity, age and the extent to which the individual would fill a present need on the Board. The Company’s By-laws provide that nominations for the election of directors may be made by any stockholder entitled to vote for the election of directors. Nominations must comply with an advance notice procedure which generally requires, with respect to nominations for directors for election at an annual meeting, that written notice be addressed to: Secretary, RPC, Inc., 2170 Piedmont Road, NE, Atlanta, Georgia 30324, not less than ninety days prior to the anniversary of the prior year's annual meeting and set forth the name, age, business address and, if known, residence address of the nominee proposed in the notice, the principal occupation or employment of the nominee for the past five years, the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and any other information relating to the person that would be required to be disclosed in a proxy statement or other filings. Other requirements related to the notice are contained in the Company’s By-laws. The Committee will consider nominations from stockholders who satisfy these requirements. The Committee is responsible for screening the nominees that are selected by the Board of Directors for nomination to the Board and for service on committees of the Board. To date, the Company has not received a recommendation for a director nominee from a stockholder. All of the nominees for directors being voted upon at the Annual Meeting to be held on April 25, 2006 are directors standing for re-election.

Director Communications

The Company also has a process for interested parties, including stockholders, to send communications to the Board of Directors, Presiding Director, any of the Board Committees or the non-management directors as a group. Such communications should be addressed as follows:

Mr. Henry B. Tippie
c/o Internal Audit Department
RPC, Inc.
2170 Piedmont Road NE
Atlanta, Georgia 30324

Instructions for communications with the directors are posted on our website at www.rpc.net under the Governance section. All communications received from interested parties are forwarded to the Board of Directors. Any communication addressed solely to the Presiding Director or the non-management directors will be forwarded directly to the appropriate addressee(s).

Director Independence and NYSE Requirements

Controlled Company Exemption

The Company is not required by law or NYSE listing requirements to have a Nominating or Compensation Committee composed of independent directors, nor to have a Board of Directors, the majority of which are independent. Because the Company is a “controlled corporation,” as defined by NYSE Rule 303A.00, the Company is exempt from NYSE Rules 303A.01, 303A.04 and 303A.05 and does not undertake compliance with those provisions. The Company is a “controlled corporation” because a group that includes the Company’s Chairman of the Board R. Randall Rollins, his brother Gary W. Rollins who is also a director and certain companies under their control, possesses in excess of fifty percent of the Company’s voting power.

The Company’s Audit Committee is composed of four “independent” directors as defined by the Company’s Corporate Governance Guidelines, the New York Stock Exchange rules, the Securities Exchange Act of 1934, SEC regulations thereunder, and the Company’s Audit Committee Charter. All of the members of the Compensation and Nominating and Governance Committees are also independent directors. The independent directors of the Company are Henry B. Tippie, Wilton Looney, Bill J. Dismuke and James B. Williams.

Independence Guidelines

Under New York Stock Exchange listing standards, to be considered independent, a director must be determined to have no material relationship with the Company other than as a director. The New York Stock Exchange standards set forth a nonexclusive list of relationships which are conclusively deemed material.

The Company's Independence Guidelines (Appendix A to the Company’s Corporate Governance Guidelines) provide that to be independent, a director must not have any relationship that would be considered material under New York Stock Exchange Standards. In addition, the Company’s Guidelines provide that, except in special circumstances as determined by a majority of the Board, the following relationships are not material:

(i)
If the director, or a member of the director’s immediate family, has received less than one hundred thousand dollars (US $100,000) in direct compensation from the Company (other than director and committee fees and compensation for prior service which are not contingent in any way on continued services) during every 12 month period within the past three (3) years;

(ii)
If the director is a director or officer, or any member of the director’s immediate family is a director or officer of a bank to which the Company is indebted, and the total amount of the indebtedness does not exceed one percent (1%) of the total assets of the bank for any of the past three (3) years;

(iii)
If the director or any member of the director’s immediate family serves as an officer, director, trustee or primary spokesperson of a charitable or educational organization, and donations by the Company do not exceed the greater of one million dollars (US $1,000,000) or two percent (2%) of the organization’s total annual charitable receipts for any of the past three (3) years;

(iv)
If the director has a relationship with the Company of a type covered by item 404(a) and/or item 404(b) of the Securities and Exchange Commission’s Regulation S-K (or any successor regulation), and that relationship need not, according to the terms of those items and any then-current proxy regulations, be disclosed in the Company’s annual proxy statement (except for relationships described elsewhere in the Company’s guidelines in which case the other guidelines will govern);

(v)
If the director, or a member of the director’s immediate family, has direct or beneficial ownership (as defined by Rule 13d-3 under the Securities Exchange Act of 1934) of any amount of any class of common stock of the Company.

Audit Committee Charter

Under the Company’s Audit Committee Charter, in accordance with New York Stock Exchange listing requirements and the Securities Exchange Act of 1934, all members of the Audit Committee must be independent of management and the Company. A member of the Audit Committee is considered independent as long as he or she (i) does not accept any consulting, advisory, or compensatory fee from the Company, other than as a director or committee member; (ii) is not an affiliated person of the Company or its subsidiaries; and (iii) otherwise meets the independence requirements of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

Nonmaterial Relationships

After reviewing all of the relationships between the members of the Audit Committee and the Company, the Board of Directors determined that none of the members of the Audit Committee had any relationships not included within the categorical standards set forth in the Independence Guidelines and disclosed above except as follows:

1.
Mr. Tippie was employed by Rollins, Inc. (“Rollins”) from 1953 to 1970, and held several offices with that company during that time, including as Executive Vice President - Finance, Secretary, Treasurer and Chief Financial Officer. Messrs. Randall and Gary Rollins are directors and executive officers of Rollins and are part of a group that has voting control of Rollins.

2.	Mr. Tippie is Chairman of the Board of Directors of Dover Motorsports, Inc. and Dover Downs Gaming and Entertainment, Inc. Mr. Randall Rollins is also a director of these companies.
3.
Mr. Tippie is the trustee of the O. Wayne Rollins Foundation and of the Rollins Children’s Trust. O. Wayne Rollins is the father of Gary and Randall Rollins. The beneficiaries of the Rollins Children’s Trust include the immediate family members of Gary and Randall Rollins.

4.
Each of Messrs. Looney, Tippie and Williams also serve on the Boards of Rollins, Inc. and Marine Products Corporation, of which Messrs. Gary and Randall Rollins are directors, and voting control over which is held by a control group of which Messrs. Randall and Gary Rollins are a part.  Mr. Randall Rollins is an executive officer of Marine Products.  Messrs. Gary and Randall Rollins are executive officers of Rollins, Inc.

As required by the Independence Guidelines, the Board of Directors unanimously concluded that the above-listed relationships would not affect the independent judgment of the independent directors, based on their experience, character and therefore do not preclude an independence determination. All of the members are also independent under the heightened standards required for Audit Committee members.

In accordance with the NYSE corporate governance listing standards, Mr. Henry B. Tippie was elected as the Presiding Director. The Company’s non-employee directors meet at regularly scheduled executive sessions without management. Mr. Tippie presides during these executive sessions.

Code of Business Ethics

The Company has adopted a Code of Business Ethics applicable to all directors, officers and employees generally, as well as a Supplemental Code of Business Ethics applicable to the principal executive officer, principal financial officers, and directors. Both codes are available on the Company’s website at www.rpc.net. Copies are also available in print, without charge, to any shareholder who requests one by writing to: The Secretary, RPC, Inc., 2170 Piedmont Road NE, Atlanta, Georgia 30324.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the directors named above who serve on the Company's Compensation Committee are or have ever been employees of the Company. There are no Compensation Committee interlocks requiring disclosure.

REPORTS OF THE AUDIT AND COMPENSATION COMMITTEES AND PERFORMANCE GRAPH

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other Company filings, including this Proxy Statement, in whole or in part, the following Report of the Audit Committee, Report of the Compensation Committee on Executive Compensation and the Performance Graph included herein shall not be incorporated by reference into any such filings.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accountants are responsible for performing independent audits of the Company’s consolidated financial statements and management’s assessment that the Company maintained effective control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Audit Committee Charter. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management.

In fulfilling its oversight responsibilities with respect to the year ended December 31, 2005, the Audit Committee:

•
Reviewed with management the interim financial information included in the Forms 10-Q prior to their being filed with the SEC. In addition, the Committee reviewed all earnings releases with management prior to their release;

•
Reviewed and discussed with the Company’s management and Grant Thornton the audited consolidated financial statements of the Company as of December 31, 2005 and 2004 and for the three years ended December 31, 2005. The discussion included matters related to the conduct of the audit, such as the selection of and changes in accounting policies, significant adjustments arising from the audit and the absence of any disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements;

•	Reviewed and discussed with the Company’s management and Grant Thornton, management’s assessment that the Company maintained effective control over financial reporting as of December 31, 2005;
•	Discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees;” and
•
Received from the independent registered public accountants the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the registered public accountants the firm’s independence from the Company.

Based upon the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company and subsidiaries as of December 31, 2005 and 2004 and for the three years ended December 31, 2005, management’s report on internal control over financial reporting as of December 31, 2005 and the report of the Company’s independent registered public accounting firm on internal control over financial reporting as of December 31, 2005 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and for filing with the Securities and Exchange Commission.

In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

Submitted by the Audit Committee of the Board of Directors. Henry B. Tippie, Chairman Wilton Looney James B. Williams Bill J. Dismuke

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Overview

The Compensation Committee of the Board of Directors has responsibility for determining the base salary and cash based incentive plans for the Company’s executive officers. The Compensation Committee also administers the stock based incentives for all employees including the executive officers. The Compensation Committee is comprised of outside directors who do not participate in the Company’s compensation plans.

The Company is engaged in a highly competitive industry. The actions of the executive officers have a profound impact on the short-term profitability and long-term health and viability of the Company; therefore, the design of the executive officers’ compensation packages is very important. In order to retain key employees, the Company provides an executive compensation package that rewards growth in revenues, net income and increase in shareholder value, the overall performance of the Company and the individual performance of the executive. The Compensation Committee considered all of these criteria in determining the 2005 executive officers’ compensation. In evaluating shareholder value improvements, the Committee considers various actions that the executive officers undertake to better utilize the Company’s capital including the creation of long-term growth in revenues and profitability. The Committee subjectively weights these factors without any specific formula and adjusts the compensation of an executive based on individual performance compared to Company expectations and performance.

Pursuant to the above compensation philosophy, the three main components of the executive compensation packages are base salary, cash based incentives, and stock based incentive plans.

The Company’s executive officers are also executive officers of Marine Products and receive compensation directly from Marine Products. The members of the Company’s Compensation Committee also constitute the Compensation Committee of Marine Products. In determining the compensation for the executive officers at the Company, the Committee considers the dual responsibilities and sets compensation from the Company at such levels that the aggregate compensation received from both Marine Products and the Company is reasonable in light of the responsibilities and the performance of each Company. A discussion of the Company’s executive officers’ compensation at Marine Products is contained in its annual proxy statement filed with the U.S. Securities and Exchange Commission.

Base Salary

The factors subjectively used in determining base salary include the recent profit performance of the Company, the magnitude of responsibilities, the scope of the position, individual performance, and the salary received by peers in similar positions in the same geographic area, in addition to the base salary from Marine Products. These factors are not used in any specific formula or weighting. The base salaries of the executive officers are reviewed annually. There were no increases to base salaries for the executive officers during 2005.

Cash Based Incentives

The annual cash based incentive compensation for the executive officers are based upon broad performance objectives. The executive officers participate in a variety of individualized performance bonus plans designed by the Committee. These programs all have payouts subjectively based on revenues, net income, budget objectives, and other individual performance objectives. The individual performance objectives relate to each executive officer improving the contribution of his or her functional area of responsibility to further enhance the earnings of the Company. Bonuses have not been made subject to any plan or program, written or unwritten, that was communicated in advance to the executive officers for 2005. Bonuses for a particular fiscal year are generally determined during the first quarter of the following fiscal year and paid at the discretion of the Compensation Committee. Bonuses were paid in the first quarter of 2006 for the year ended December 31, 2005 and totaled $1,210,000 for the executive officers, based on continued improvements in revenues and profitability, including improved financial performance of the Company in 2005 compared to 2004 and evaluation of individual performance.

Stock Based Incentive Plans

Awards under the Company’s Stock Incentive Plan are discretionary, and are not based on any specific formula and may or may not be granted in any given fiscal year. When considering grants under the plan, the Compensation Committee gives consideration to the overall performance of the Company and the performance of individual employees. The Plan is administered by the Committee, which consists of non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Based on continued improvement in revenues and profitability and individual performance, the Committee granted to the executive officers a total of 56,250 shares of restricted stock during 2005 having an aggregate value at the grant date of $609,750. The restricted stock granted vests in 20 percent increments annually beginning in 2007.

Chief Executive Officer Compensation

The Chief Executive Officer’s compensation is determined by the Compensation Committee. For fiscal year 2005, the cash compensation of Richard A. Hubbell, was $905,000, of which $455,000 was base salary and $450,000 was cash based incentive compensation. In addition, Mr. Hubbell was granted 27,000 shares of restricted stock, valued at $10.84 per share, that vest in 20 percent increments annually beginning in 2007. The Chief Executive Officer’s total 2005 compensation including base salary increases, cash based incentives and stock based incentives was based upon the long-term growth in revenues, net income, stockholder value improvements including increase in stock price and the Chief Executive Officer’s individual performance towards achieving these goals. The decision of the Compensation Committee was subjective and was not based upon any specific formula or guidelines. No member of the Compensation Committee participates in any Company incentive program.

General Matters

The Compensation Committee has considered the possibility that compensation of one or more of its executive officers may exceed the $1 million aggregate compensation tax deductibility limit under Section 162(m) of the Internal Revenue Code of 1986 in the future. Therefore, the Compensation Committee has decided to propose to the shareholders the performance-based incentive compensation plan discussed in further detail under the heading “Approval of Performance-Based Incentive Compensation Plan for the Executive Officers” on page 21.

Submitted by the Compensation Committee of the Board of Directors. Henry B. Tippie, Chairman Wilton Looney James B. Williams

COMMON STOCK PERFORMANCE

As part of the executive compensation information presented in this proxy statement, the Securities and Exchange Commission requires a five year comparison of the cumulative total stockholder return based on the performance of the stock of the Company, assuming dividend reinvestment, as compared with both a broad equity market index and an industry or peer group index. The indices included in the following graph are the Russell 2000 Index (“Russell 2000”), the Philadelphia Stock Exchange’s Oil Service Index (“OSX”), and a peer group which includes companies that are considered peers of the Company, as discussed below (the “Peer Group”). The Company has voluntarily chosen to provide both an industry and a peer group index.

The Russell 2000 is a stock index representing small capitalization U.S. stocks. The components of the index had an average market capitalization in 2005 of $1.23 billion, and the Company was a component of the Russell 2000 during 2005. The Russell 2000 was chosen because it represents companies with comparable market capitalizations to the Company. The OSX is a stock index of 15 U.S. companies that provide oil drilling and production services, oilfield equipment, support services and geophysical/reservoir services. The Company is not a component of the OSX, but it was chosen because it represents a large group of companies that provide the same or similar products and services as the Company. The companies included in the Peer Group are Weatherford International, Inc., BJ Services Company, Superior Energy Services, Inc., and Halliburton Company. The companies included in the peer group have been weighted according to each respective issuer's stock market capitalization at the beginning of each year.

* Assumes reinvestment of dividends; also assumes that Marine Products Corporation shares issued in connection with the spin-off were sold and reinvested in RPC stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Effective with the spin-off in 2001, the Company began providing certain administrative services to Marine Products. The service agreements between Marine Products and the Company provide for the provision of services on a cost reimbursement basis and may be terminated upon six months notice. The services covered by these agreements include administration of certain employee benefit programs and other administrative services. Charges from the Company (or from corporations which are subsidiaries of the Company) for such services aggregated approximately $616,000 in 2005.

During 2005, a subsidiary of RPC conducted business with companies owned by LOR, Inc. Mr. R. Randall Rollins, Chairman, and Mr. Gary W. Rollins, Director are officers, directors and controlling stockholders of LOR, Inc. In 2005, payments totaling approximately $926,000 were made to these LOR, Inc. companies for the purchase of parts and repair services related to certain of RPC’s oilfield operating equipment. RPC believes the charges incurred by its subsidiary are at least as favorable as the charges that would have been incurred for similar services from unaffiliated third parties.

RPC receives certain administrative services including an allocation for office space from Rollins. The service agreements between Rollins and the Company provide for the provision of services on a cost reimbursement basis and are terminable on six months notice. The services covered by these agreements include office space, administration of certain employee benefit programs, and other administrative services. Charges to the Company (or to corporations which are subsidiaries of the Company) for such services and rent aggregated $71,000 in 2005.

EXECUTIVE EMPLOYMENT CONTRACTS

The Company’s employment contracts with its Chief Executive Officer and the Company’s other three most highly compensated executive officers (the "Named Executive Officers") as of March 1, 2006 are oral, at will arrangements. Set forth below is a summary of the material terms of the compensation under such at will arrangements. Except as disclosed elsewhere in this proxy statement, the Named Executive Officers do not have guaranteed terms of employment. None of the Named Executive Officers are entitled by agreement, or contract to severance or other termination payments relating to a change of control in excess of $100,000.

Base Salaries

All of the Named Executive Officers received salary increases in 2006. Increases to base salaries for the Named Executive Officers ranged up to 17 percent in 2006 and has been disclosed in the Form 8-K filed with the SEC on January 30, 2006.

Discretionary Bonuses

All of the Named Executive Officers are eligible for annual cash bonuses which are awarded on a discretionary basis. The Compensation Committee’s decisions are based upon broad performance objectives. Bonus decisions have been made based on a review of revenues, net income, budget objectives, and other individual performance objectives. The individual performance objectives considered by the Committee relate to each Named Executive Officer improving the contribution of his or her functional area of responsibility to further enhance the financial performance of the Company. Bonuses for a particular fiscal year are generally determined during the first quarter of the following fiscal year and paid at the discretion of the Compensation Committee.

Bonuses were paid in the first quarter of 2006 for the year ended December 31, 2005 and totaled $1,210,000 for all of the Named Executive Officers, as disclosed in the Summary Compensation Table on page 17.

The bonus performance goals for 2006 will be established by the Compensation Committee and approved by the Board of Directors for all current executive officers on or prior to March 31, 2006.

Stock Options and Other Equity Awards

The Named Executive Officers are eligible to receive options and restricted stock under the Company’s Stock Incentive Plans, in such amounts and with such terms and conditions as determined by the Committee at the time of grant.

Supplemental Retirement Plan

All of the Named Executive Officers are eligible to participate in the Company’s Supplemental Retirement Plan (“Plan”).

Salary and Bonus Deferrals

The Plan allows participants to defer up to 25 percent of base salary and up to 50 percent of annual bonus and commissions, subject to an overall maximum of $500,000 in any given year, and other terms and conditions set forth in the Plan.

Messrs. Rollins and Hubbell declined to participate in the Company’s Plan with respect to fiscal year 2006. Mr. Palmer and Ms. Graham have elected to participate in the Company’s Plan. Ms. Graham also participates in the Supplemental Retirement Plan sponsored by MPC.

Company Contributions

The Company makes certain “Enhanced Benefit Contributions” under the Plan on behalf of Mr. Hubbell, as disclosed in the Summary Compensation Table on page 17. The Company has retained absolute discretion to reduce the amount of Enhanced Benefit Contributions at any time for any reason, and may elect not to make any such contributions at all. The Company currently expects that Mr. Hubbell's last Enhanced Benefit Contribution will be made with respect to fiscal year 2008.

In addition to the Enhanced Benefit Contributions, the Company may make discretionary contributions on behalf of a Participant under the Plan in any amount and at any time.  The  Company  has no  obligation  to  make  any  such discretionary contribution,  has no current plans to make such a contribution on behalf of any Named Executive Officer,  and has never made any such contribution under the Supplemental Retirement Plan since its creation in August of 2002. A copy of the Plan is filed as an exhibit to the Form 10-K for the year ended December 31, 2004 filed with the SEC on March 16, 2005.

Automobile Usage

Mr. Hubbell has the use of a Company owned automobile. The automobile is self-insured and maintained by the Company. The Company also pays all fuel expenses. Mr. Hubbell’s personal use of the automobile is treated as taxable income for federal and state income tax purposes. His personal use of the automobile is valued at approximately $690 per month. Mr. Palmer receives an automobile allowance of $700 per month in addition to reimbursement of fuel expenses that is treated as taxable income for federal and state income tax purposes.

Other Benefits

The Named Executive Officers participate in the Company’s regular employee benefit programs, including the 401(k) Plan with Company match, group life insurance, group medical and dental coverage and other group benefit plans. All of the Named Executive Officers are eligible for the Retirement Income Plan that was frozen in March 2002.

EXECUTIVE COMPENSATION

Shown below is information concerning the annual and long-term compensation for services in all capacities to the Company for the calendar years ended December 31, 2005, 2004 and 2003 of those persons who were at December 31, 2005 (i) the Chief Executive Officer and (ii) all other most highly compensated executive officers of the Company whose total annual compensation exceeded $100,000 (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards (1)	Securities Underlying Options (#)	LTIP Payouts	All Other Compensation (2)

R. Randall Rollins	2005	$355,000	$500,000	$0	0	0	$0
Chairman of the Board	2004	355,000	300,000	276,200	0	0	0
	2003	300,000	175,000	0	225,000	0	0

Richard A. Hubbell	2005	$455,000	$450,000	$292,680	0	0	$32,562
President and	2004	455,000	200,000	276,200	0	0	32,412
Chief Executive Officer	2003	400,000	110,000	0	56,250	0	32,262

Linda H. Graham	2005	$120,000	$60,000	$121,950	0	0	$3,300
Vice President and Secretary	2004	120,000	40,000	69,050	0	0	3,480
	2003	104,000	25,000	0	22,500	0	3,120

Ben M. Palmer	2005	$150,000	$200,000	$195,120	0	0	$5,424
Vice President,	2004	150,000	150,000	110,480	0	0	6,150
Chief Financial Officer and	2003	150,000	60,000	47,450	33,750	0	4,752
Treasurer

(1)
The Company has granted employees two forms of restricted stock: time lapse restricted and performance restricted. During 2005, three Named Executive Officers received time lapse restricted share grants as follows: 27,000 shares to Mr. Richard A. Hubbell, 11,250 shares to Ms. Linda H. Graham and 18,000 shares to Mr. Ben M. Palmer. Time lapse restricted shares vest after a stipulated number of years from the grant date, depending on the terms of the issue. Time lapse restricted shares issued in years prior to 2003 vest after ten years. Time lapse restricted shares issued in 2005 and 2004 vest in 20 percent increments annually starting with the second anniversary of the grant, over six years from the date of grant. Grantees receive dividends declared and retain voting rights for the granted shares. The performance restricted shares are granted, but not earned and issued until certain five-year tiered performance criteria are met. The performance criteria are predetermined market prices of RPC common stock. On the date the common stock appreciates to each level (determination date), 20 percent of performance shares are earned. Once earned, the performance shares vest five years from the determination date. After the determination date, the grantee will receive dividends declared and voting rights to the shares. As of December 31, 2005, 45,000 time lapse restricted shares were held for Mr. Rollins, 155,250 time lapse restricted shares and 16,903 performance restricted shares were held for Mr. Hubbell, 49,500 time lapse restricted shares and 1,362 performance restricted shares were held for Ms. Graham, and 82,125 time lapse restricted shares and 7,436 performance restricted shares were held for Mr. Palmer. The total number of restricted shares held and their values on December 31, 2005 were as follows: Mr. Rollins, 45,000 shares valued at $1,185,300, Mr. Hubbell, 172,153 shares valued at $4,534,510, Ms. Graham, 50,862 shares valued at $1,339,705 and Mr. Palmer, 89,561 shares valued at $2,359,037. The time lapse restricted share certificates and the performance restricted share certificates that have been earned and issued are being held by the Company and may not be transferred by the Named Executive Officers until the shares vest. The December 31, 2005 values are based on the closing market price of $26.34 per share and do not take into account any diminution of value attributable to vesting provisions of these shares.

(2)
Effective July 1, 1984, the Company adopted the RPC 401(k) Plan (“401(k) Plan”), a qualified retirement plan designed to meet the requirements of Section 401(k) of the Internal Revenue Code (the “Code”). The 401(k) Plan provides for a matching contribution of fifty cents ($0.50) for each dollar ($1.00) of a participant's contribution to the 401(k) Plan that does not exceed six percent of his or her annual compensation (which includes commissions, overtime and bonuses). A participant’s voluntary pre-tax salary deferrals made under the 401(k) Plan are in lieu of payment of compensation to the participant. The Company’s Retirement Income Plan, a trusteed defined benefit pension plan, provides monthly benefits upon retirement at age 65 to eligible employees. In the first quarter of 2002, the Company's Board of Directors approved a resolution to cease all future benefit accruals under the Retirement Income Plan effective March 31, 2002. In lieu thereof, beginning in 2002, the Company began providing enhanced benefits in the form of cash contributions on behalf of certain long-service employees who were 40 to 65 years of age on or before December 31, 2002. These enhanced benefit contributions are discretionary and may be made annually, subject to a participant’s continued employment, for a maximum of seven years. The contributions are made either to the non-qualified Supplemental Retirement Plan (“SRP”) or to the 401(k) Plan for each employee who is entitled to the enhanced benefits. The amounts shown in this column represent the Company match under the 401(k) Plan. In the case of Mr. Hubbell, the amount shown includes $26,262 towards enhanced benefits. Beginning late in 2002, the Company began permitting selected highly compensated employees to defer a portion of their compensation into the SRP.

OPTION/SAR GRANTS IN FISCAL YEAR 2005

No options or stock appreciation rights were granted to the Named Executive Officers during 2005.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 2005 AND
YEAR-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs At FY-End ($)(1) Exercisable/ Unexercisable

R. Randall Rollins	0	$ 0	135,000/ 90,000	$3,023,828/ 2,015,886

Richard A. Hubbell	0	0	415,565/ 56,249	9,520,906/ 1,236,354

Linda H. Graham	0	0	36,724/ 15,750	828,431/ 352,665

Ben M. Palmer	36,163	522,638	60,528/ 27,000	1,317,422/ 599,940

(1)	Based on the closing price of Company Common Stock on the New York Stock Exchange on December 31, 2005 of $26.34 per share.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding equity compensation plans as of December 31, 2005.

Plan Category	(A) Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(B) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(C) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))

Equity compensation plans approved by securityholders	2,329,110	$4.64	2,624,625 (1)
Equity compensation plans not approved by securityholders	-	-	-
Total	2,329,110	$4.64	2,624,625

(1)	All of the securities are available to be issued as restricted stock or other stock awards.

BENEFIT PLANS

The Company’s Retirement Income Plan, a trusteed defined benefit pension plan, provides monthly benefits upon retirement at age 65 to eligible employees. In the first quarter of 2002, the Company's Board of Directors approved a resolution to cease all future benefit accruals under the Retirement Income Plan effective March 31, 2002. Retirement Income Plan benefits are based on the average of the employee's compensation from the Company for the five consecutive complete calendar years of highest compensation during the last ten consecutive complete calendar years ("final average compensation") immediately preceding March 31, 2002. Accordingly the pension plan table has not been presented under this section.

The current years of service for the four individuals named in the Summary Compensation Table are: R. Randall Rollins - 30, Richard A. Hubbell - 15, Linda H. Graham - 15 and Ben M. Palmer - 4. The annual benefit payable at the later of retirement or age 65 for the Named Executive Officers is $261,600 for Mr. Rollins, $41,400 for Mr. Hubbell, $24,900 for Ms. Graham and $9,400 for Mr. Palmer. In accordance with the Code (as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001), the maximum annual benefit payable to a Retirement Income Plan beneficiary in 2005 was $170,000. Retirement benefits accrued at the end of any calendar year or as of March 31, 2002 will not be reduced or increased by any subsequent changes in the maximum compensation limit.

The Plan also provides reduced early retirement benefits under certain conditions. In addition, as an owner with stock ownership in excess of five percent of the Company’s voting securities, Mr. Rollins is required to receive mandatory distributions currently, even though he has not retired from the Company. The amount of distribution received during 2005 was approximately $261,600 and is not subject to change after retirement.

In 2002, the Company began providing additional benefits on behalf of certain long-service employees in the form of discretionary cash contributions made either to the Company’s 401(k) Plan (which is described below) or the Supplemental Retirement Plan as described above under “Executive Employment Contracts.” Amounts contributed to the accounts of the Named Executive Officers are reported in the “All Other Compensation” column of the Summary Compensation Table on page 17.

Effective July 1, 1984, the Company adopted a qualified retirement plan designed to meet the requirements of Section 401(k) of the Code. The Company makes matching contributions of fifty cents ($0.50) for each dollar ($1.00) of a participant’s contribution to the 401(k) Plan that does not exceed six percent of his or her annual compensation. The only form of benefit payment under the 401(k) Plan is a single lump-sum payment equal to the vested balance in the participant’s account on the date the distribution is processed. Under the 401(k) Plan, the full amount of a participant’s vested accrued benefit is payable upon his termination of employment, retirement, total and permanent disability, or death. Also under the 401(k) Plan, a participant may withdraw his or her pre-tax contributions to the extent of certain specified instances of financial hardship and may withdraw any amount from his or her pre-tax contribution account for any reason after attaining age 59 ½. In addition, a participant may withdraw any amount from his or her rollover account for any reason. Amounts contributed by the Company to the accounts of the Named Executive Officers for 2004 under this plan are reported in the “All Other Compensation” column of the Summary Compensation Table on page 17.

PROPOSAL TO APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK

The stockholders will be asked to vote on the approval of an amendment (“Amendment”) to the Company's Certificate of Incorporation whereby the authorized capital stock of the Company would be increased from 80,000,000 to 160,000,000 shares. Authorized shares of common stock would be increased from 79,000,000 to 159,000,000 and authorized shares of preferred stock would remain 1,000,000. There are currently no shares of preferred stock outstanding. The Amendment pertains only to the first paragraph of Article Fourth of the Certificate of Incorporation of the Company. As amended, such paragraph would be as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred sixty million (160,000,000), consisting of one hundred fifty nine million (159,000,000) shares of Common Stock, par value ten cents ($0.10) per share (the “Common Stock”) and one million (1,000,000) shares of Preferred Stock, par value ten cents ($0.10) per share (the “Preferred Stock”).”

As of March 17, 2006, there were 64,781,345 shares of Common Stock outstanding and 14,218,655 shares of Common Stock available for issuance. The Company has 2,624,625 shares reserved for issuance under stock incentive plans. The Board of Directors has unanimously approved the Amendment and believes the Amendment is necessary in order to meet the Company's business needs and to take advantage of potential future corporate opportunities. At present, there are no plans to issue any authorized shares, other than those reserved under the Company’s stock incentive plans. When the Company does issue authorized shares, unless required by New York Stock Exchange Rules and Regulations or Delaware law, the Company will not need stockholder approval. Under the Company’s Restated Certificate of Incorporation, holders of capital stock are not entitled to preemptive rights.

The Board recommends a vote “FOR” approval of the Amendment.

It is expected that members of the Board of Directors and executive officers, and their affiliates, who own of record approximately 66.7 percent of the voting securities of the Company, will vote “FOR” approval of the Amendment. Since the affirmative vote of a majority of the outstanding Common Stock is required in order to approve the Amendment, the vote "FOR" approval of the Amendment by the stockholders who are members of the Board of Directors or executive officers would assure such approval.

PROPOSAL TO APPROVE THE PERFORMANCE-BASED INCENTIVE CASH COMPENSATION PLAN FOR THE EXECUTIVE OFFICERS

Background

The Internal Revenue Code limits the tax deduction for expense in connection with compensation of its chief executive officer and its four other most highly-compensated executive officers for any fiscal year to the extent that the remuneration of such person exceeds $1 million during such fiscal year, excluding remuneration that qualifies as “performance-based compensation.” Section 162(m) of the Internal Revenue Code provides that in order for remuneration to be treated as qualified performance-based compensation, the material terms of the performance goals must be disclosed to and approved by the stockholders of the employer. Material terms of a performance-based compensation plan include: (1) the employees eligible to participate in the plan, (2) the business criteria upon which the performance goals will be based, and (3) either the maximum dollar amount of compensation that is payable to an employee or the formula used to calculate the amount of compensation that is payable to an employee if the performance goals are met. With regard to stockholder approval, the 162(m) regulations further require that a company obtain stockholder approval of its performance-based compensation plan every five years following the last such approval or if the material terms of the plan, including performance goals, are changed in the interim.

Summary Description Of The Performance-Based Incentive Cash Compensation Plan

The following discussion summarizes the material terms, including performance objectives, of the Performance-Based Incentive Cash Compensation Plan (the “Plan”).

Plan Administration: The Plan is administered by the Compensation Committee of the Company’s Board of Directors.

Eligibility: The participants in the Plan are the executive officers of the Company who are annually designated as plan participants by the Compensation Committee.

Performance Goals: The Compensation Committee establishes performance goals annually within ninety days after the commencement of the performance period to which such goals relate. Performance goals for each participant may be based on corporate, business unit/function or individual performance, or a combination of one or more such measures.

1.
Corporate Performance. The performance measures for corporate performance will be established based on such measures as stock price, market share, revenues, earnings per share, return on equity, return on average assets, return on invested capital, expense management, or other objective criteria.

2.
Business Unit/Function Performance. The performance measures for business unit/function performance will be established separately for each participant whose performance goals are based in whole or in part on business unit/function performance. Such performance measures will be based on such business criteria as achievement of financial or non-financial goals, safety record, training goals, or other objective criteria.

3.
Individual Performance. The performance measures for individual performance will be established separately for each participant whose performance goals are based in whole or in part on individual performance. Such performance measures will be based on such business criteria as process improvement, expense management, achievement of particular management objectives, or other objective criteria.

Cash Award Amounts: In connection with the annual establishment of performance goals, the Compensation Committee sets a target award for each participant in the Plan for the applicable year, which is expressed as a percentage of the participant’s base compensation (the “Target Award”) in effect on the last day of the final pay period of that year. If the Participant’s performance goals are based upon a combination of performance measures, the Compensation Committee will weigh the importance of each performance measure by assigning a percentage (the “Weighted Percentage”) to those performance measures. The participant’s cash award amount will also depend in part upon the level of achievement that the participant attained with respect to each such performance measure utilizing the formula set out in the Plan. This formula provides for a performance value (“Performance Value”) which ranges from:

•	threshold performance level (with a performance value of 25 percent of the Target Award),
•	target performance level (with a performance value up to 100 percent of the Target Award), to
•	superior performance level (with a performance value up to 200 percent of the Target Award).

Subject to the limitations set forth in the next sentence, a participant’s cash award amount for each year under the Plan equals the product of the Target Award multiplied by the Weighted Percentage assigned to each performance measure used for a participant, multiplied by the Performance Value attained for each performance measure, multiplied by base compensation. The Committee will determine the maximum cash award as a percentage of participants’ base compensation for each applicable year but in no event will a cash award amount exceed 150 percent of participants’ base compensation, or $2,000,000, whichever is less.

The Plan may be amended from time to time by the Board of Directors or the Compensation Committee.

It is not possible to currently determine the amounts payable under the performance-based incentive compensation plan for the year ending December 31, 2006 since they are dependent on the Company’s financial performance. However, the following table sets forth information regarding the theoretical maximum amounts that could have been earned by each of the following executives for the fiscal year ending December 31, 2005.

NEW PLAN BENEFITS

MAXIMUM PERFORMANCE-BASED INCENTIVE CASH COMPENSATION FOR
RPC, INC. NAMED EXECUTIVE OFFICERS

Name and Position	Dollar Value of Maximum 150% of 2005 Base Salary ($) (1)

R. Randall Rollins Chairman of the Board	$532,500

Richard A. Hubbell President and Chief Executive Officer	$682,500

Linda H. Graham Vice President and Secretary	$180,000

Ben M. Palmer Vice President, Chief Financial Officer and Treasurer	$225,000

Executive Group	$1,620,000

(1).	This illustration shows a maximum of 150% of base salary in bonus compensation. Actual 2006 bonus compensation may be less than 150%.

The Board recommends a vote “FOR” approval of the performance-based incentive cash compensation plan for the executive officers.

INDEPENDENT PUBLIC ACCOUNTANTS

Change in Accountants

The independent public accounting firm of Ernst & Young LLP (“Ernst & Young”) was initially engaged as the Company’s auditors for the fiscal year ended December 31, 2004. Effective subsequent to the filing of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, the Company decided on August 17, 2004, to terminate Ernst & Young as the Company’s independent registered public accountants, and to appoint Grant Thornton LLP (“Grant Thornton”) as its independent registered public accountants for the year ended December 31, 2004. The decisions to dismiss Ernst & Young and to appoint Grant Thornton were authorized by the Company’s Audit Committee.

For the fiscal years ended December 31, 2002 and 2003, Ernst & Young’s report on the financial statements of the Company did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company's fiscal years ended December 31, 2002 and 2003, and the subsequent interim period through August 17, 2004, there were no disagreements between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of Ernst & Young would have caused them to make reference to the subject matter of the disagreement in connection with their reports. The following reportable events described under Item 304(a)(1)(v) of Regulation S-K did not occur within the Company's fiscal years ended December 31, 2002 and 2003 or during any subsequent interim period through August 17, 2004.

1.	Ernst & Young did not advise the Company that the internal controls necessary to develop reliable financial statements did not exist,
2.	Ernst & Young did not advise the Company that it would be unable to rely on management’s representation,
3.	Ernst & Young did not advise the Company of the need to significantly expand the scope of its audit,
4.
Ernst & Young did not advise the Company that information had come to its attention that had caused it to conclude that there was a material impact to the fairness or reliability of a previously issued audit report or the underlying financial statements.

During the Company’s fiscal years ended December 31, 2002 and 2003, and from January 1, 2004 through August 17, 2004, neither the Company nor someone acting on the Company’s behalf consulted Grant Thornton regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the Company’s financial statements, or (iii) any matter that was either the subject of a disagreement, as defined in Regulation S-K Item 304 (a)(1)(iv), or a “reportable event” as defined in Regulation S-K Item 304(a)(1)(v).

The Company filed a Report on Form 8-K with the SEC on August 20, 2004 regarding the change in accountants.

Principal Auditor

Grant Thornton served as the Company's independent registered public accountants for the fiscal year ended December 31, 2005.

The Audit Committee has appointed Grant Thornton as the Company’s independent registered public accountants for the fiscal year ending December 31, 2006. Representatives of Grant Thornton are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The aggregate fees billed by independent registered public accountants are set forth below:

	2005	2004**
Audit fees and quarterly reviews (1)	$877,200	$846,000
Audit related fees (2)	15,800	12,800
Tax fees (3)	8,500	-
All other fees	-	-

(1)
Audit fees include fees for audit or review services in accordance with generally accepted auditing standards, such as statutory audits and services rendered for compliance with Section 404 of the Sarbanes-Oxley Act. These fees are subject to final approval by the Audit Committee.

(2)	Audit related fees represent fees for the audit of the 401(k) Plan.
(3)	Tax fees related to tax planning and advice on international issues.

** Fees related to 2004 disclosed above represent Grant Thornton’s charges. In addition, the Company paid approximately $45,000 to Ernst & Young in audit fees and $230,000 in tax fees. Tax fees related to tax compliance, planning and advice, consultation and research on tax consequences for potential acquisitions, foreign tax issues and filing amended tax returns for prior years.

Pre-approval of Services

All of the services described above were pre-approved by the Company’s Audit Committee. The Audit Committee has determined that the payments made to its independent registered public accountants for these services are compatible with maintaining such auditors’ independence. All of the hours expended on the principal accountant’s engagement to audit the financial statements of the Company for the year 2005 was attributable to work performed by full-time, permanent employees of the principal accountant.

The Audit Committee is directly responsible for the appointment and termination, compensation, and oversight of the work of the independent registered public accountants, including resolution of disagreements between management and the independent registered public accountants regarding financial reporting. The Audit Committee is responsible for pre-approving all audit and non-audit services provided by the independent registered public accountants and ensuring that they are not engaged to perform the specific non-audit services proscribed by law or regulation. The Audit Committee has delegated pre-approval authority to its Chairman with the stipulation that his decision is to be presented to the full Committee at its next scheduled meeting. The Audit Committee has no other pre-approval policies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company has completed a review of Forms 3, 4, and 5 and amendments thereto furnished to the Company by all directors, officers and greater than 10 percent stockholders subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended. In addition, the Company has a written representation from all directors, officers and greater than 10 percent stockholders from whom no Form 5 was received indicating that no Form 5 filing was required. Based solely on this review, the Company believes that filing requirements of such persons under Section 16 for the fiscal year ended December 31, 2005 have been satisfied.

STOCKHOLDER PROPOSALS

Appropriate proposals of stockholders intended to be presented at the Company’s 2007 Annual Meeting of the Stockholders must be received by the Company by December 6, 2006, in order to be included, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, in the proxy statement and form of proxy relating to that meeting. In accordance with Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, management proxyholders intend to use their discretionary voting authority with respect to any stockholder proposal raised at the Company’s 2007 annual meeting as to which the proponent fails to notify the Company on or before February 18, 2007. With regard to such stockholder proposals, if the date of the next Annual Meeting of the Stockholders is advanced or delayed more than 30 calendar days from April 25, 2007, the Company will, in a timely manner, inform its stockholders of the change and of the date by which such proposals must be received.

With respect to stockholder nomination of directors, the Company’s By-laws provide that nominations for the election of directors may be made by any stockholder entitled to vote for the election of directors. Nominations must comply with an advance notice procedure which generally requires with respect to nominations for directors for election at an Annual Meeting, that written notice be addressed to: Secretary, RPC, Inc., 2170 Piedmont Road NE, Atlanta, Georgia 30324, not less than ninety days prior to the anniversary of the prior year’s Annual Meeting and set forth the name, age, business address and, if known, residence address of the nominee proposed in the notice, the principal occupation or employment of the nominee for the past five years, the nominee's qualifications, the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and any other information relating to the person that would be required to be disclosed in a proxy statement or other filings. Other specific requirements related to such notice, including required disclosures concerning the stockholder intending to present the nomination, are set forth in the Company’s By-laws. Notices of nominations must be received by the Secretary of the Company no later than January 25, 2007 with respect to directors to be elected at the 2007 Annual Meeting of Stockholders.

EXPENSES OF SOLICITATION

The Company will bear the cost of soliciting proxies. Upon request, we will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to their beneficial shareholders of record. Solicitation of proxies will be made principally by mail. Proxies also may be solicited in person or by telephone, facsimile or other means by our directors, officers and regular employees. These individuals will receive no additional compensation for these services. The Company has retained Georgeson Shareholder Communications, Inc. to conduct a broker search and to send proxies by mail for an estimated fee of approximately $7,500 plus shipping expenses.

MISCELLANEOUS

The Company’s Annual Report to Stockholders, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, without exhibits, is being mailed to stockholders with this proxy statement.

Upon the written request of any record or beneficial owner of the Company’s Common Stock whose proxy was solicited in connection with the 2006 Annual Meeting of Stockholders, the Company will furnish such owner, without charge, a copy of its Annual Report on Form 10-K, including the financial statements and the financial statement schedules (but without exhibits), for its fiscal year ended December 31, 2005. Requests for a copy of such Annual Report on Form 10-K should be addressed to Ms. Linda H. Graham, Secretary, at RPC, Inc., 2170 Piedmont Road NE, Atlanta, Georgia 30324.

Management knows of no business other than the matters set forth herein which will be presented at the Annual Meeting. In as much as matters not known at this time may come before the Annual Meeting, the enclosed proxy confers discretionary authority with respect to such matters as may properly come before the Annual Meeting; and it is the intention of the persons named in the proxy to vote in accordance with their best judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

Atlanta, Georgia
April 4, 2006
Linda H. Graham, Secretary

APPENDIX A
AUDIT COMMITTEE CHARTER

RPC, INC.
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

PURPOSE

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary purpose is to monitor the integrity of the Company’s financial reporting process, including (by overseeing the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof) the Company’s systems of internal accounting and financial controls, the performance of the Company’s internal audit function, the independent auditor’s qualifications and independence, the Company’s compliance with ethics policies and legal and regulatory requirements statements, and the annual independent audit of the Company’s financial statements. The Committee will monitor the independence, performance, and qualifications of the Company’s independent auditors.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company. The Committee is authorized to retain outside counsel, auditors or other experts and professionals for this purpose. The Board and the Committee are in place to represent the Company’s shareholders; accordingly, the outside auditor is ultimately accountable to the Board and the Committee.

The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the company and to any advisors employed by the Company as well as ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

MEMBERSHIP

The Committee shall be comprised of not less than three members of the Board, and the Committee’s composition shall meet all requirements of the Audit Committee policy of the New York Stock Exchange.

Accordingly, all of the members must be directors:

-
Who are independent of management and the Company. Members of the Committee shall be considered independent as long as they do not accept any consulting, advisory, or compensatory fee from the Company and are not an affiliated person of the Company or its subsidiaries, and meet the independence requirements of the New York Stock Exchange. Under Rule 10A-3 to Securities Exchange Act of 1934, disallowed payments to an Audit Committee member includes payments made directly or indirectly, and for these purposes “indirect” acceptance shall include (a) payments to spouses, minor children or stepchildren or children or stepchildren sharing a home with the member and (b) payments accepted by an entity in which such member is a partner, member, officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory to the Company or any subsidiary.

-
Who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee must be an Audit Committee “financial expert” as defined by SEC regulations.

KEY RESPONSIBILITIES

The Committee’s primary responsibility is to oversee the Company’s financial reporting process on behalf of the Board and report results of their activities to the Board on a regular basis. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company as well as the Company’s internal controls. The independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report hereon.

The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior. The following shall be the principal duties and responsibilities of the Committee. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate under the circumstances.

The Committee shall be directly responsible for the appointment and termination (subject, if applicable, to shareholder ratification), compensation, and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting. The Committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Committee may delegate pre-approval authority to a member of the Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

At least annually, the Committee shall obtain and review a report by the independent auditors describing:

•	The firm’s internal quality control procedures.
•
Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	All relationships between the independent auditor and the Company (to assess the auditor’s independence).

In addition, the Committee shall set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and the New York Stock Exchange listing standards.

The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs (e.g., Company’s Code of Conduct).

The Committee shall meet separately periodically with management, the internal auditors, and the independent auditors to discuss issues and concerns warranting Committee attention. The Committee shall provide sufficient opportunity for the internal auditors and the independent auditors to meet privately with the members of the Committee. The Committee shall review with the independent auditor any audit problems or difficulties and management’s response.

The Committee shall receive regular reports from the independent auditor on the critical policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

The Committee shall review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors’ report on management’s assertion.

The Committee shall review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

The Committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of this review.

The Committee shall review with management and the independent auditors the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.

The Committee shall receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

The Committee also prepares its report to be included in the Company’s annual proxy statement, as required by SEC regulations.

The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

RPC, Inc.
Proxy Solicited by the Board of Directors of RPC, Inc.
For Annual Meeting of Stockholders on Tuesday, April 25, 2006, 12:15 P.M.

The undersigned hereby constitutes and appoints GARY W. ROLLINS and R. RANDALL ROLLINS, and each of them, jointly and severally, proxies, with full power of substitution, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 25, 2006, at 12:15 P.M. at 2170 Piedmont Road, NE, Atlanta, Georgia, or any adjournment thereof.

The undersigned acknowledges receipt of Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 4, 2006, grants authority to said proxies, or either of them, or their substitutes, to act in the absence of others, with all the powers which the undersigned would possess if personally present at such meeting and hereby ratifies and confirms all that said proxies or their substitutes may lawfully do in the undersigned's name, place and stead. The undersigned instructs said proxies, or either of them, to vote as follows:

1.	☐	FOR RICHARD A. HUBBELL, LINDA H. GRAHAM AND BILL J. DISMUKE, AS CLASS II DIRECTORS EXCEPT AS INDICATED BELOW	☐	ABSTAIN FROM VOTING FOR THE ELECTION OF ALL CLASS II NOMINEES

         INSTRUCTIONS: To refrain from voting for any individual nominee, write that nominee's name in the space provided below:

2.	TO APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK TO 160 MILLION

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	TO APPROVE THE PERFORMANCE-BASED INCENTIVE CASH COMPENSATION FOR THE EXECUTIVE OFFICERS

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	ON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

(Over)

RPC, INC.

ALL PROXIES SIGNED AND RETURNED WILL BE VOTED OR NOT VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS, BUT THOSE WITH NO CHOICE WILL BE VOTED "FOR" THE PROPOSALS 1 THROUGH 3. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

PROXY Please sign below, date and return promptly.
Signature

Dated:	__________________________, 2006 (Signature should conform to name and title stenciled hereon. Executors, administrators, trustees, guardians and attorneys should add their title upon signing.)

NO POSTAGE REQUIRED IF THIS PROXY IS RETURNED IN THE ENCLOSED ENVELOPE AND MAILED IN THE UNITED STATES.